Exhibit 99.1

FOR IMMEDIATE RELEASE January 30, 2012

StanCorp Financial Group, Inc. Reports Fourth Quarter and Full Year 2011 Earnings

PORTLAND, Ore. — January 30, 2012 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the fourth quarter of 2011 of $39.3 million, or $0.89 per diluted share, compared to net income for the fourth quarter of 2010 of $52.0 million, or $1.12 per diluted share. After-tax net capital gains were $0.7 million for the fourth quarter of 2011, compared to after-tax net capital losses of $1.0 million for the fourth quarter of 2010.

Net income excluding after-tax net capital gains and losses was $0.87 per diluted share for the fourth quarter of 2011, compared to $1.14 per diluted share for the fourth quarter of 2010 (see discussion of non-GAAP financial measures below). The decrease in results for the fourth quarter of 2011 compared to the fourth quarter of 2010 was driven by a comparatively higher benefit ratio in the Company’s Insurance Services segment, primarily due to higher claims incidence in its group long term disability insurance business.

“Our fourth quarter results reflected improving claims incidence in our group long term disability insurance business compared to the first nine months of 2011. We expect our group insurance benefit ratio to continue to improve as the pricing actions on our long term disability business take hold and the economy improves” said Greg Ness, chairman, president and chief executive officer. “As we begin 2012, we remain focused on obtaining and retaining profitable business in order to generate superior long-term results.”

2011 Results

Net income for 2011 was $139.3 million, or $3.09 per diluted share, compared to net income of $189.0 million, or $4.02 per diluted share for 2010. After-tax net capital losses for 2011 were $4.5 million, compared to after-tax net capital losses of $32.1 million for 2010.

Net income excluding after-tax net capital losses for 2011 was $3.19 per diluted share, compared to $4.70 per diluted share for 2010. The decrease for 2011 was primarily due to a comparatively higher benefit ratio in the Company’s Insurance Services segment as a result of higher claims incidence in its group insurance business, partially offset by higher earnings in the Asset Management segment and the effect of a 2.0 million share reduction in diluted weighted-average shares outstanding. Income before income taxes in the Asset Management segment for 2011 increased $5.8 million or 10.2% compared to 2010 due to lower operating expenses, increased individual annuity assets under administration and higher bond call premiums.

For 2011, the Company reported return on average equity, excluding after-tax net capital losses from net income and accumulated other comprehensive income (“AOCI”) from equity, of 8.2%, compared to 12.9% for 2010.

2012 Guidance

For 2012, the Company expects net income per diluted share excluding after-tax net capital gains and losses to be in the range of $3.60 to $3.90, and to achieve a return on average equity, excluding after-tax net capital gains and losses from net income and AOCI from equity, in the range of 9% to 10%. This guidance is affected by the following factors:

•

Premium growth – Beginning in 2011, the Company implemented pricing actions for both new and renewal long term disability business. Given these pricing actions and the effect of the continued challenging economic environment on the employment and wage levels of its group insurance customers, the Company expects group insurance premium growth to be relatively flat. However, the Company’s strong customer retention in the group insurance business has created the potential for organic growth in premiums as wage growth and employment levels improve;

•

Interest rates – The interest rate environment can affect the Company’s new money investment interest rate and the discount rate used to establish long term disability reserves. If the current interest rate environment persists, the Company estimates the discount rate would be lowered 25 to 50 basis points during 2012. Based on the Company’s current size, a 25 basis point increase or decrease in the discount rate results in a comparable increase or decrease in quarterly pre-tax income of $1.6 million;

•

Benefit ratio – The Company expects that the 2012 annual benefit ratio for the group insurance business will be in the range of 80% to 82%. The Company expects the annual benefit ratio to return to a historical range of 74% to 78% when pricing actions on the long term disability business are completed and wage growth and employment levels return to historical levels;

•

Share repurchases – Given the continued uncertainty in the economy, the Company expects to be conservative in capital deployment for 2012 with share repurchases in the range of $40 million to $80 million. The Company will evaluate share repurchases opportunistically based on equity markets, capital levels and other opportunities for capital deployment; as well as an assessment of the direction of the overall economy;

•

Effective income tax rate – The Company’s purchases of tax-advantaged investments will result in a lower effective income tax rate. The Company expects its effective income tax rate for 2012 will be approximately 26% to 27%; and

•

Deferred acquisition costs – The Company will adopt ASU 2010-26, Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts, on a retrospective basis in the first quarter of 2012. The Company currently estimates that implementing the change will increase pre-tax expenses by approximately $3 to $4 million annually with a cumulative effect adjustment to retained earnings of approximately $20 to $25 million in the initial year of adoption.

Guidance for any specific year may vary due to short-term market trends, changes in the interest rate environment and other factors.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $53.7 million for the fourth quarter of 2011, compared to $72.2 million for the fourth quarter of 2010. The decrease in income before income taxes was due to less favorable claims experience in the group long term disability insurance business.

Premiums for the Insurance Services segment increased 5.6% to $540.9 million for the fourth quarter of 2011, compared to $512.0 million for the fourth quarter of 2010. Group insurance premiums for the fourth quarter of 2011 were $497.6 million, a 5.6% increase compared to the fourth quarter of 2010. The increase in premiums was due to strong premium persistency and sales. Premiums for individual disability insurance for the fourth quarter of 2011 were $43.3 million, compared to $40.9 million for the fourth quarter of 2010.

Sales for the group insurance businesses, reported as annualized new premiums, were $74.7 million and $73.1 million for the fourth quarters of 2011 and 2010, respectively. Annual sales for the group insurance businesses were $336.4 million for 2011, compared to $330.6 million for 2010.

The Company regularly monitors the adequacy of its insurance reserves in light of current and expected claims experience. No reserve adjustments were made during the fourth quarter of 2011 as a result of these on-going assessments. In the third quarter of 2011, the Company increased reserves for individual disability claims by $3.6 million. In the fourth quarter of 2010, the Company reduced reserves for group long term disability claims by $14.6 million and increased reserves for individual disability claims by $7.8 million.

The discount rate used for newly established long term disability claim reserves was 4.75% for the fourth quarter of 2011, compared to 5.00% for the third quarter of 2011 and fourth quarter of 2010. A 25 basis point increase or decrease in the discount rate results in a comparable increase or decrease in quarterly pre-tax income of $1.6 million. The lower discount rate for the fourth quarter of 2011 was primarily the result of a continued low interest rate environment.

The benefit ratio for group insurance products, measured as benefits to policyholders and interest credited as a percentage of premiums, was 82.8% for the fourth quarter of 2011, compared to 77.4% for the fourth quarter of 2010. The increase was primarily due to higher claims incidence in the group long term disability insurance business, the $14.6 million reserve decrease in the fourth quarter of 2010 and the 25 basis point decrease in the discount rate used for newly established long term disability claim reserves for the fourth quarter of 2011. Higher claims incidence in group long term disability was not concentrated in any single industry, region or policy year. The annual benefit ratio was 83.1% and 77.2% for 2011 and 2010, respectively. Beginning in the second quarter of 2011, the Company implemented pricing actions for both new and renewal business. The benefit ratio is expected to remain elevated while the economy remains weak and until pricing actions are fully implemented. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

The benefit ratio for individual disability insurance was 70.9% for the fourth quarter of 2011, compared to 81.9% for the fourth quarter of 2010. The decrease was primarily due to the $7.8 million reserve increase in the fourth quarter of 2010. The annual benefit ratio for individual disability insurance was 67.3% and 66.8% for 2011 and 2010, respectively. Due to the relatively small size of the individual disability insurance block of business, the benefit ratio for this business will generally fluctuate more than the benefit ratio for the group insurance business.

Asset Management

The Asset Management segment reported income before income taxes of $14.5 million for the fourth quarter of 2011, compared to $16.4 million for the fourth quarter of 2010. The decrease in income before income taxes reflected lower administrative fee revenues due to a decline in assets under administration, partially offset by lower operating expenses. The segment also recorded a lower interest margin for the fourth quarter of 2011 compared to the same period of 2010. The interest margin for the fourth quarter of 2010 included gains related to hedging activity for its equity-indexed annuity product.

Assets under administration for the Asset Management segment, which includes retirement plans, individual fixed annuities, private client wealth management and commercial mortgage loans managed for third-party investors, decreased 6.6% to $20.43 billion at December 31, 2011, compared to $21.89 billion at December 31, 2010. The decline was primarily due to an elevated level of plan terminations in the Company’s retirement plan assets under administration in 2011.

StanCorp Mortgage Investors originated $237.0 million and $215.8 million of commercial mortgage loans for the fourth quarters of 2011 and 2010, respectively. StanCorp Mortgage Investors originated $1.01 billion and $887.5 million of commercial mortgage loans for 2011 and 2010, respectively.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses, net capital gains and losses related to the impairment or the disposition of the Company’s invested assets and adjustments made in consolidation. The Other category reported a loss before income taxes of $15.8 million for the fourth quarter of 2011, compared to a loss before income taxes of $12.3 million for the fourth quarter of 2010. Net capital gains for the fourth quarter of 2011 were $1.0 million, compared to net capital losses of $2.1 million for the fourth quarter of 2010.

Operating expenses in the Other category for the fourth quarter of 2011 included $2.7 million in project costs for information technology service changes, mainly directed to develop information technology service efficiencies that will enhance the Company’s ability to invest in future technology improvements.

Fixed Maturity Securities and Commercial Mortgage Loans

At December 31, 2011, the Company’s investment portfolio consisted of 56.9% fixed maturity securities, 41.2% commercial mortgage loans, and 1.9% real estate and other invested assets. The overall weighted-average credit rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at December 31, 2011.

At December 31, 2011, commercial mortgage loans in the Company’s investment portfolio totaled $4.90 billion on more than 6,150 commercial mortgage loans. The average loan balance retained by the Company in the portfolio was approximately $0.8 million. Commercial mortgage loans more than 60 days delinquent were 0.34% and 0.43% of the portfolio balance at December 31, 2011 and 2010, respectively.

Capital and Book Value

The Company’s available capital increased $20 million to approximately $220 million at December 31, 2011 compared to September 30, 2011. The capital increase was primarily due to income from insurance subsidiaries and net real estate activity. Available capital includes capital at its insurance subsidiaries in excess of the Company’s target risk-based capital ratio (“RBC”) of 300% and cash and capital at the holding company and non-insurance subsidiaries. The Company reported available capital after subtracting an allocation for expected annual interest and dividends.

The Company’s book value per share grew 9.7% from $41.42 at December 31, 2010, to $45.42 at December 31, 2011. The Company’s book value per share excluding AOCI grew 5.7% from $37.94 at December 31, 2010, to $40.10 at December 31, 2011. During the fourth quarter of 2011, the Company paid an annual dividend of $0.89 per share.

Shares Outstanding

For the fourth quarter of 2011, the Company repurchased 10,100 shares at a total cost of $0.3 million, which resulted in a volume weighted-average price of $31.97 per share. For 2011, the Company repurchased approximately 2.2 million shares at a total cost of $90.3 million, which resulted in a volume weighted-average price of $41.41 per share. At December 31, 2011, the Company had 3.0 million shares remaining under its repurchase authorization, which expires December 31, 2012. Diluted weighted-average shares outstanding for the fourth quarters of 2011 and 2010 were 44,278,707 and 46,352,440, respectively.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on average equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on January 31, 2012, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s fourth quarter results.

To listen to the live webcast of this conference call, visit www.stancorpfinancial.com; Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through March 23, 2012.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (877) 660-6853 or (201) 612-7415 and entering account number 286 and conference identification number 385517. The replay will be available through February 10, 2012.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy, growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See StanCorp’s 2010 annual report on Form 10-K and third quarter 2011 report on Form 10-Q filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements:

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.

•	Availability of capital required to support business growth and the effective utilization of capital, including the ability to achieve financing through debt or equity.

•	Changes in the Company’s liquidity needs and the liquidity of assets in its investment portfolio.

•	Ability of Company to refinance or retire maturing debt.

•	Integration and performance of business acquired through reinsurance or acquisition.

•	Changes in financial strength and credit ratings.

•	Changes in the regulatory environment at the state or federal level including changes in income tax rates and regulations or changes in U.S. GAAP accounting principles, practices or policies.

•	Findings in litigation or other legal proceedings.

•	Intent and ability to hold investments consistent with its investment strategy.

•	Receipt of dividends from, or contributions to, its subsidiaries.

•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.

•	Adequacy of asset-liability management.

•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.

•	Levels of persistency.

•	Adequacy of reserves established for future policy benefits.

•	The effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees.

•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.

•	Competition from other insurers and financial services companies, including the ability to competitively price its products.

•	Ability of reinsurers to meet their obligations.

•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.

•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.

•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower type, property type and geographic region.

•	Credit quality of the holdings in its investment portfolios.

•	The condition of the economy and expectations for interest rate changes.

•	The effect of changing levels of commercial mortgage loan prepayment fees and participation levels on cash flows.

•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.

•	Adequacy of commercial mortgage loan loss allowance.

•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.

•	Concentration of commercial mortgage loan assets by borrower.

•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

###

Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

bob.speltz@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income (Loss)

(Dollars in millions - except share data)

	Three Months Ended December 31,		Year ended December 31,
	2011	2010	2011	2010
	Unaudited		Unaudited
Revenues:
Premiums:
Insurance Services	$540.9	$512.0	$2,145.3	$2,056.2
Asset Management	1.8	12.5	8.0	41.5

Total premiums	542.7	524.5	2,153.3	2,097.7

Administrative fees:
Insurance Services	3.7	2.7	12.3	9.6
Asset Management	28.7	30.7	119.9	121.5
Other	(4.3)	(3.6)	(16.7)	(14.6)

Total administrative fees	28.1	29.8	115.5	116.5

Net investment income:
Insurance Services	85.7	86.4	341.3	338.9
Asset Management	69.2	69.8	262.7	251.0
Other	1.0	1.8	8.8	12.6

Total net investment income	155.9	158.0	612.8	602.5

Net capital gains (losses):
Total other-than-temporary impairment losses on fixed maturity securities—available-for-sale	(0.1)	—	(1.8)	(0.7)
All other net capital gains (losses)	1.1	(2.1)	(5.1)	(50.9)

Total net capital gains (losses)	1.0	(2.1)	(6.9)	(51.6)

Total revenues	727.7	710.2	2,874.7	2,765.1

Benefits and expenses:
Benefits to policyholders	446.5	412.1	1,771.2	1,619.8
Interest credited	43.9	41.8	161.0	158.4
Operating expenses	114.1	111.4	471.2	446.2
Commissions and bonuses	52.6	51.5	218.7	206.1
Premium taxes	9.3	8.6	36.7	34.7
Interest expense	9.7	9.7	38.9	38.9
Net increase in deferred acquisition costs, value of business acquired and other intangible assets	(0.8)	(1.2)	(18.1)	(21.8)

Total benefits and expenses	675.3	633.9	2,679.6	2,482.3

Income (loss) before income taxes:
Insurance Services	53.7	72.2	203.5	313.8
Asset Management	14.5	16.4	62.6	56.8
Other	(15.8)	(12.3)	(71.0)	(87.8)

Total income before income taxes	52.4	76.3	195.1	282.8
Income taxes	13.1	24.3	55.8	93.8

Net income	39.3	52.0	139.3	189.0

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on securities—available-for-sale:
Net unrealized capital gains (losses) on securities—available-for-sale	3.9	(103.8)	103.4	100.5
Reclassification adjustment for net capital gains included in net income	(1.2)	(2.1)	(5.9)	(9.6)
Employee benefit plans:
Prior service credit (cost) and net losses arising during the period, net	(28.1)	(2.5)	(26.6)	(5.0)
Reclassification adjustment for amortization to net pension cost, net	0.8	0.9	3.3	3.6

Total other comprehensive income (loss), net of tax	(24.6)	(107.5)	74.2	89.5

Comprehensive income (loss)	$14.7	$(55.5)	$213.5	$278.5

Net income per common share:
Basic	$0.89	$1.13	$3.10	$4.04
Diluted	0.89	1.12	3.09	4.02
Weighted-average common shares outstanding:
Basic	44,205,832	46,034,985	44,876,650	46,774,277
Diluted	44,278,707	46,352,440	45,016,070	47,006,228

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	December 31, 2011	December 31, 2010
	Unaudited
Assets:
Investments:
Fixed maturity securities—available-for-sale (amortized cost of $6,209.9 and $6,023.0)	$6,769.5	$6,419.1
Commercial mortgage loans, net	4,902.3	4,513.6
Real estate, net*	92.7	153.1
Other invested assets*	130.9	60.8

Total investments	11,895.4	11,146.6
Cash and cash equivalents	138.4	152.0
Premiums and other receivables	118.8	101.9
Accrued investment income	111.7	110.8
Amounts recoverable from reinsurers	949.3	938.3
Deferred acquisition costs, value of business acquired and other intangible assets, net	375.5	357.1
Goodwill	36.0	36.0
Property and equipment, net	101.3	111.5
Other assets	113.9	101.7
Separate account assets	4,593.5	4,787.4

Total assets	$18,433.8	$17,843.3

Liabilities and shareholders’ equity:
Liabilities:
Future policy benefits and claims	$5,683.6	$5,502.3
Other policyholder funds	5,078.1	4,627.8
Deferred tax liabilities, net	113.5	58.3
Short-term debt	251.2	2.2
Long-term debt	300.9	551.9
Other liabilities	402.5	401.3
Separate account liabilities	4,593.5	4,787.4

Total liabilities	16,423.3	15,931.2

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 44,268,859 and 46,159,387 shares issued at December 31, 2011 and December 31, 2010, respectively	82.4	158.2
Accumulated other comprehensive income	235.1	160.9
Retained earnings	1,693.0	1,593.0

Total shareholders’ equity	2,010.5	1,912.1

Total liabilities and shareholders’ equity	$18,433.8	$17,843.3

*	Certain investments previously classified as Real estate, net and Policy loans have been reclassified to Other invested assets for all periods presented.

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions - except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	Unaudited		Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	71.8%	66.7%	72.1%	66.8%
Individual Disability Insurance	54.3	61.7	51.4	50.5
Insurance Services segment (including interest credited)	70.2	66.2	70.3	65.3
% of total premiums:
Group Insurance (including interest credited)	82.8%	77.4%	83.1%	77.2%
Individual Disability Insurance	70.9	81.9	67.3	66.8
Insurance Services segment (including interest credited)	81.8	77.7	81.8	76.4

Reconciliation of non-GAAP financial measures:
Net income	$39.3	$52.0	$139.3	$189.0
After-tax net capital gains (losses)	0.7	(1.0)	(4.5)	(32.1)

Net income excluding after-tax net capital gains (losses)	$38.6	$53.0	$143.8	$221.1

Net capital gains (losses)	$1.0	$(2.1)	$(6.9)	$(51.6)
Tax benefit on net capital gains (losses)	0.3	(1.1)	(2.4)	(19.5)

After-tax net capital gains (losses)	$0.7	$(1.0)	$(4.5)	$(32.1)

Diluted earnings per common share:
Net income	$0.89	$1.12	$3.09	$4.02
After-tax net capital gains (losses)	0.02	(0.02)	(0.10)	(0.68)

Net income excluding after-tax net capital gains (losses)	$0.87	$1.14	$3.19	$4.70

Shareholders’ equity			$2,010.5	$1,912.1
Accumulated other comprehensive income			235.1	160.9

Shareholders’ equity excluding accumulated other comprehensive income			$1,775.4	$1,751.2

Net income return on average equity			7.1%	10.4%
Net income return on average equity (excluding accumulated other comprehensive income)			7.9	11.1
Net income return on average equity (excluding after-tax net capital losses and accumulated other comprehensive income)			8.2	12.9

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes and realized capital gains (losses)	$41.1	$75.9	$185.5	$317.4
Net gain from operations after federal income taxes and before realized capital gains (losses)	44.8	45.5	143.5	202.4

			December 31, 2011	December 31, 2010
			Unaudited
Capital and surplus			$1,193.3	$1,226.8
Asset valuation reserve			107.2	95.6